                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
       TO RULE 13d-1(b), (c) AND (d) AND AMENDMENT THERETO FILED PURSUANT
                                TO RULE 13D-2(B)
                                ----------------

                           ABLE ENERGY, INC.
  -----------------------------------------------------------------------------
                                (Name of Issuer)

   Common Stock, par value
            $.001                                       003709 10 2
------------------------------                --------------------------------
(Title of class of securities)                         (CUSIP number)


                                December 15, 2004
  -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [_]     Rule 13d-1 (b)

        [_]     Rule 13d-1 (c)

        [X]     Rule 13d-1 (d)

---------------------

* The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 003709 10 2                   13G                    Page 2 of 5 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Timothy Harrington

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            85,000(1)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             85,000(1)
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       85,000(1)

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Approximately 4.0%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------
        1. All of such shares are issuable upon exercise of currently exercisable option.

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CUSIP No. 003709 10 2                   13G                    Page 3 of 5 Pages


Item 1.     (a)   Name of Issuer:

                  Able Energy, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  Able Energy, Inc.,
                  344 Route 46, Rockaway, NJ 07866
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  Timothy Harrington
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                           Able Energy, Inc.,
                  344 Route 46, Rockaway, NJ 07866
                  --------------------------------------------------------------
            (c)   Citizenship:

                  United States
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock, par value $.001 per share
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  003709 10 2
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Not Applicable

CUSIP No. 003709 10 2                   13G                    Page 5 of 5 Pages


Item 4.     Ownership.

            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned:  85,000(1)
                                          -------------------------------------,

            (b) Percent of class:  4.0%
                                 ----------------------------------------------,

            (c) Number of shares as to which the person has:

                  (i)   sole power to vote  85,000(1)_.
                  (ii)  shared power to vote or to direct the vote_____________.
                  (iii) sole power to dispose of to direct the disposition of
                        85,000(1).
                  (iv) shared power to dispose or to direct the disposition of_____.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

1. All of such shares are issuable upon exercise of currently exercisable options.

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CUSIP No. 003709 10 2                   13G                    Page 5 of 5 Pages


                                   SIGNATURE.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  December 22, 2004
                                             ----------------------------------
                                                           Date

                                             /s/ Timothy Harrington
                                             ----------------------------------
                                                         Signature

                                             Timothy Harrington
                                             ----------------------------------
                                                        (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).